Exhibit 10.5

                                 LETTER OF INTENT




THIS LETTER OF INTENT is made as of this 24TH day of August. 1999.

BETWEEN
                               TorchMail.com, Inc.
                       C/o Suite 302 543 Granville Street
                           Vancouver. British Columbia
                                 Canada V6C 1X8

                            A company incorporated in
   (hereinafter individually and collectively referred to as "the Recipient")


                                                               OF THE FIRST PART


AND:

                                 Clean Way Corp.
                       Suite #200 N 1200 W. Pender Street
                           Vancouver, British Columbia
                                 Canada V6E 2S9

                           a company incorporated In NEVADA

                   (hereinafter referred to as the Provider)

                                                              OF THE SECOND PART
WHEREAS:

A. The Provider has the right to provide, as the result of an agreement it has with Standard and Poors Corporation (hereinafter "S&P") to the Recipient, live end deOayed finencial quotes (a full list of which is attached hereto as Schedule NAO) and financial news services as provided by S&P and itOs subsidiaries (all of the services listed in the schedules attached hereto In addition to the news services and other services provided by the Provider, as mentioned hereinunder. hereinafter are collectively reterred to as (he "Services").

B. The Recipient markets and promotes USA.net's e-mail and advanced messaging services under (he name TorchMail, both as a freeN e-mail product in addition to the advance messaging solutions to fulfill the needs of corpcwations using e-mail.

C. The Redpient desires to receive, and the Providers desires to provide, live and delayed stock quotes, portfolios services and other Services as provided by the Provider. D. The Provider and the Recipient (the "Parties") wish to enteiO into this Letter of Intent (the Letter of Intenr or "Agreement") to define th&r respective rights 2nd responsibilities in connection with the transaction proposed herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. the parties hereto agree as follows:



                                    ARTICLE 1
                                      TERMS


     1.1 The Provider shaft be responsible for providing:

     1.1.1 on. or about. 6 weeks after the signing of a Definitive Agreement by the Parties tweto, real time quotes from all of the North American exchanges, delayed quotes es provided for in Schedule B and news services as provided through S&P and Comtex.

     1.1.2 a web page customized to the requirements and needs of TorchMail (hereinafter the "Web Page"):

     1.1.3 explore the development of investment and linanclal related, Chinese language, video streamed "TV" shows;

     1.1.4 development of a user customizable, portfolio page with the integration of automated e-mail, pager and cell phone notiflcatians to the user concerning any Ouser establishedu share price changes, in a format mutually acceptabOe to the Parties;

     1.1.5 as available, real time quotes for other financial markets, as listed in Schedule B;

     1.1.6as available, the news services translated into the Chinese and other languages.

     1.2 The Recipient shall be responsible for providing:

     1.2.1 directly or through third parties, paying advertisers on the Web Page and (he customized portfolio pages (the Recipient and the Provider shall work together In the provision o( paying advertisers on the Web Page and both Parties agree that it may be mutually beneficial if the Provider is responsIbOe to acquiring the paying advertiserS to the Web Page);

     1.2.2 permitting portions of the content and news to be provided, on an Oopt in" basis, to those subscribers of TorchMailOs free e-mail service who so desire;

     1.2.3 permit there to be sign-up and opt-in forms within TorchMadOs free email service to enable TorchMails subscribers to subscribe to the Services prnvided by the Provider;

     1.3 The Recipient and the Provider shall share in the revenues generated by the banner advertising, as provided on the Web Page and as provided on the customized portfolio pages. 50N50. after the deduction of fees and commissions paid to obtain advertisers und the direct coats of exchange tees, quote rees payable to 8&P and c-mail costs;

     1.4 The Recipient and the Provider shall share in the revenues generated by the opt-in lists and the tmrent(ngO thereof, 50 50. after the deduction of fees and commissions paid to obtain advertisers;

     1.5 The Term of the Definitive Agreement shall be for at te?st five years. subject to termin?tion clauses in the event o(: 1.5.1 Non performance by one of the Parties hereto, such specific non performance dauses to be negotiated and placed in the Definitive Agreement; and, 1.5.2 The Provider being unable to provide the Services due to termination of itOs agreement with S&P, under the terms of that ogreement. in which case the Provider shall immediately notify, with sufficient notice, the Recipient that it shall not be able to provide such Services.


     1.6 The Recipient will have the first right of refusal to, on terms acceptabOe to the Recipient, provide Its free email or branded email, to any and all other sites on which the Provider provides its services. In instances in which the Recipient charges for those seMces, the Recipient will share the revenues, net of costs, with the Provider.

     1.7 The Recipient and the Provider agree to promote each others Services and products, as may be feasible, and provide such leads 10 the other Party



                                    ARTICLE 2
                               GENERAL PROVISIONS


     2.1. Term. This Agreement shall continue in force until the first to occur of: 2.1 .1. The entering into of a definitive agreement (the "Definitive AgreementO) between the Parties; and, 2.1.2. The 15th of September. 1999.

     2.2. Time of Essence. Time shall be o( the essence hereof

     2.3 Confidentiality. The Provider has previously executed a Confidentiality and Non-Disclosure Agreement which Is attached hereto as Schedule C and is deemed to be Incorporated in fuI$ as part of this Agreement.

     2.4 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies me complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and pre-empts any prior understandings, agreements or representations by or among the parties or any other thareholder, written or oral, which may have related to the subject matter hereof in any way.

     2.5 News Releases. The Parties hereto sh,II not i5sue any News Release(s) or in any manner use the other Partys name, trademarks, service marks or Other documentation without the specific written permission of (he other Party.

     2.6 Counterparts. This Agreement may be signed in one or more counterparts, which together shall constitute one instrument. Delivery of counterparts may be effected by facsimile transmIssion thereof.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as ol the date first above wdtten.

                                             CLEAN WAY CORP.



                                             By:

                                                  Authorized Signatory


                                             TORCHMAIL.COM, INC.



                                             By:

                                                  Authorized Signatory